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UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934
RELEASE NO. 44784 / SEPTEMBER 12, 2001

ACCOUNTING AND AUDITING ENFORCEMENT
RELEASE NO. 1447 / SEPTEMBER 12, 2001

ADMINISTRATIVE PROCEEDING
FILE NO. 3-10572
                                       :
                                       :  ORDER INSTITUTING PUBLIC
                                       :  PROCEEDINGS PURSUANT TO
                                       :  SECTION 21C OF THE SECURITIES
In the Matter of                       :  EXCHANGE ACT OF 1934, MAKING
BAKER HUGHES INCORPORATED,             :  FINDINGS AND IMPOSING A
     Respondent.                       :  CEASE-AND-DESIST ORDER


                                       I.

The Securities and Exchange Commission ("Commission") deems it appropriate that public administrative proceedings be, and hereby are, instituted pursuant to
Section 21C of the Securities Exchange Act of 1934 ("Exchange Act") against Baker Hughes Incorporated ("Baker Hughes" or the "Respondent").

                                       II.

In anticipation of the institution of these proceedings, Baker Hughes has submitted an Offer of Settlement ("Offer") which the Commission has determined to accept. Solely for the purpose of this proceeding, and any other proceeding brought by or on behalf of the Commission, or to which the Commission is a party, and prior to a hearing pursuant to the Commission's Rules of Practice, 17 C.F.R. Section 201.100 et seq., the Respondent, without admitting or denying the findings contained in this Order Instituting Public Proceedings Pursuant to
Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order ("Order"), except that Respondent admits that the Commission has jurisdiction over it and over the subject matter of this proceeding, consents to the entry of this Order.


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                                      III.

The Commission makes the following findings:

A. RESPONDENT

Baker Hughes Incorporated is a Delaware corporation headquartered in Houston, Texas. The company is engaged principally in the oilfield services industry and operates in more than 80 countries. Baker Hughes' common stock is registered with the Commission pursuant to Section 12(b) of the Exchange Act, and is listed on the New York Stock Exchange.

B. OTHER RELEVANT PERSONS AND ENTITIES

James W. Harris, age 42 and a Certified Public Accountant ("CPA"), was the Director of Taxes from 1994 to 1997, Vice President (Tax) from 1997, and Controller of Baker Hughes from 1998 until his resignation on May 21, 1999.

Eric L. Mattson, age 49, was the senior Vice President and Chief Financial Officer ("CFO") of Baker Hughes from 1993 until his resignation on May 21, 1999.

PT Eastman Christiensen ("PTEC") is an Indonesian corporation headquartered in Jakarta, Indonesia. PTEC is controlled by Baker Hughes and its financial results appear in the consolidated financial statements of Baker Hughes.

KPMG Siddharta Siddharta & Harsono ("KPMG") is a public accounting firm in Jakarta, Indonesia. KPMG is an affiliate firm of KPMG International, a Swiss association with member firms in 159 countries. In 1997, Baker Hughes retained KPMG as its accounting and tax consultants in Indonesia. KPMG reviewed PTEC's 1997 corporate tax returns and represented PTEC in the 1998 audit of its 1997 tax returns by the Indonesian Ministry of Finance, Directorate General of Taxation (the "Directorate General").

Sonny Harsono, an Indonesian citizen, is a senior KPMG partner in the offices of KPMG located in Jakarta, Indonesia.

                                       IV.

                                      FACTS

A. SUMMARY

In March 1999, Baker Hughes' CFO and its Controller authorized an illegal payment, through KPMG, its agent in Indonesia, to a local government official in Indonesia. Baker Hughes, through its CFO and Controller, directed that this improper payment be made while knowing or aware that KPMG would pass all or part of the payment along to a foreign government official for the purpose of influencing the official's decision affecting the business of Baker Hughes. This improper payment was made in violation of the Foreign Corrupt Practices Act ("FCPA"). In

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addition, in 1998 and 1995, senior managers at Baker Hughes authorized payments to Baker Hughes' agents in India and Brazil, respectively, without making an adequate inquiry as to whether the agents might give all or part of the payments to foreign government officials in violation of the FCPA. Baker Hughes improperly recorded all three transactions in its books and records as routine business expenditures. In addition to its false books and records, Baker Hughes also failed to devise and maintain an adequate system of internal accounting controls to detect and prevent improper payments to foreign government officials and to provide reasonable assurance that transactions were recorded as necessary to permit the preparation of financial statements in conformity with Generally Accepted Accounting Principles.

B. BAKER HUGHES MADE AN IMPROPER PAYMENT IN INDONESIA AND FALSIFIED ITS BOOKS AND RECORDS

1. THE INDONESIAN MINISTRY OF FINANCE'S TAX ASSESSMENT

In November 1998, the Indonesian Ministry of Finance's Directorate General of Taxation notified PTEC, an Indonesian corporation controlled by Baker Hughes, that it would soon begin a tax audit of PTEC's 1997 tax returns. Those returns claimed a substantial refund. The next month, the Directorate General commenced the tax audit. In February 1999, the Directorate General notified PTEC of its preliminary determination that PTEC's tax liability would be assessed at $3.2 million. On February 26, 1999, as instructed by PTEC's Finance Manager, a PTEC employee contacted KPMG and instructed KPMG to represent PTEC before the Directorate General. Shortly after that initial contact, the PTEC Finance Manager told KPMG that the Indonesian tax official was seeking an improper payment.

KPMG immediately reviewed the preliminary determination by the Directorate General and concluded that the proposed $3.2 million assessment against PTEC was incorrect. Initially, KPMG concurred with PTEC's determination that it was due a refund. KPMG contacted Baker Hughes' Asia-Pacific Tax Manager (the "Regional Tax Manager") based in Australia with oversight responsibility for Indonesian tax matters, and told him of its findings. KPMG suggested that it meet with the Directorate General in an attempt to reconcile the disparity between their respective findings. Following KPMG's advice, the Regional Tax Manager instructed KPMG to meet with the Directorate General to discuss the merits of the assessment and correct what KPMG believed was an incorrect tax assessment. During these meetings, the Indonesian tax official told KPMG that he was aware of PTEC's reputation of making "goodwill payments" to tax officials, and demanded a payment of $200,000 in exchange for which he would reduce PTEC's tax assessment. KPMG initially rejected the Indonesian tax official's request for an illicit payment. On March 5, 1999, KPMG informed the Regional Tax Manager of the Indonesian tax official's demand for an illicit payment. During this conversation, the Regional Tax Manager instructed KPMG not to pay the Indonesian tax official but to challenge the assessment on its merits.

2. KPMG DISCUSSES MAKING AN IMPROPER PAYMENT

During several subsequent meetings between the Indonesian tax official and KPMG, the Indonesian tax official reiterated his demand for an improper payment. The KPMG Tax Manager


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assigned to the audit engagement ("KPMG Tax Manager"), who was an Australian citizen on secondment from KPMG Australia, informed the Regional Tax Manager of the Indonesian tax official's continuing demand for an illicit payment. In response, the Regional Tax Manager asked the KPMG Tax Manager to find out how much the Indonesian tax official wanted to reduce the assessment. Because it appeared to the KPMG Tax Manager that the Regional Tax Manager was considering making the illicit payment, the KPMG Tax Manager met with Sonny Harsono, a senior KPMG partner, and told him about the Indonesian tax official's continuing demand for an illicit payment. Concerned about the applicability of the FCPA, the KPMG Tax Manager asked Harsono how to handle the Indonesian tax official's insistence on an illicit payment.

After listening to an explanation of the situation, Harsono advised the KPMG Tax Manager that the FCPA was an issue because PTEC was controlled by a U.S. public company and that KPMG should be careful in dealing with the Indonesian tax official's demand. Notwithstanding his recognition of the potential FCPA issues, Harsono advised the KPMG Tax Manager that if Baker Hughes represented directly to KPMG, not through PTEC, that it wanted KPMG to make the illicit payment, KPMG would be willing to pay the Indonesian tax official. To conceal the improper payment, Harsono agreed with the KPMG Tax Manager that KPMG should generate an invoice that would include money for the payment to the Indonesian tax official and for KPMG's fees for services rendered. As a result of his discussions with Harsono, the KPMG Tax Manager understood that PTEC would have to provide the funds to pay the Indonesian tax official.

3. KPMG INFORMS BAKER HUGHES OF ITS OPTIONS

On March 8, 1999, the KPMG Tax Manager notified the Regional Tax Manager that despite repeated requests, the Indonesian tax official was unwilling to review the merits of the assessment without the improper payment. However, the KPMG Tax Manager further explained that the Indonesian tax official had told KPMG that he was now willing to reduce the assessment from $3.2 million to $270,000 in exchange for an improper payment of $75,000. In addition, the KPMG Tax Manager told the Regional Tax Manager that he had consulted with Harsono and that Harsono had authorized him to make the illicit payment if Baker Hughes wanted KPMG to make the payment. Based on his discussion with Harsono, the KPMG Tax Manager told the Regional Tax Manager that, to conceal the improper payment, KPMG would issue a $143,000 invoice for "professional services rendered." The $143,000 was comprised of $75,000 for the Indonesian tax official, plus KPMG's actual fees and applicable taxes. Further, the KPMG Tax Manager told the Regional Tax Manager that KPMG was unwilling to use its own funds to pay the Indonesian tax official, but rather required PTEC to provide the funds.

The KPMG Tax Manager concluded the conversation with the Regional Tax Manager by noting that there were only two options available to Baker Hughes: one, contest the $3.2 million tax assessment which, under Indonesian law, would require immediate payment of the full assessment and perhaps as much as two years to resolve the issue; or two, make the illicit payment. The Regional Tax Manager told the KPMG Tax Manager that any decision to make the payment had to be made and authorized by senior management in Houston and that he intended to take this matter to them. In the meantime, the Regional Tax Manager told the KPMG Tax


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Manager to stall the Indonesian tax official and thus delay the issuance of the
$3.2 million tax assessment.

4. BAKER HUGHES' SENIOR MANAGEMENT DISCUSS THE PROPOSED TRANSACTION

On March 9, 1999, during a conference call, the Regional Tax Manager in Australia spoke to Harris, Baker Hughes' controller, located in Houston, and to Baker Hughes' FCPA advisor ("FCPA advisor") in Washington, D.C. about the Indonesian tax official's demand for a $75,000 improper payment, KPMG's offer to make the improper payment on PTEC's behalf using PTEC's funds, and the method by which KPMG would conceal the payment. Further, the Regional Tax Manager told Harris and the FCPA advisor that the Indonesian tax official had given PTEC only 48 hours to respond to his demand and, that if PTEC failed to meet his demand, he was prepared to issue the $3.2 million tax assessment. The FCPA advisor advised Harris and the Regional Tax Manager that any payment to an Indonesian tax official under the circumstances described would violate the FCPA. In addition, the FCPA advisor instructed Harris and the Regional Tax Manager that for KPMG to continue working for PTEC, KPMG must first provide PTEC with specific written assurances that it would not make any illegal payments on behalf of PTEC to any Indonesian government official.

Shortly after the conference call, the Regional Tax Manager sent Harris a detailed e-mail delineating the events in Indonesia and apologizing for bringing this distasteful problem to Harris. In the e-mail, the Regional Tax Manager discussed the urgency of the problem and described the two options available to PTEC for resolving the tax problem that the KPMG Tax Manager previously had identified. The Regional Tax Manager identified the option of making the improper payment as the better one from a financial perspective because it would provide Baker Hughes "certainty" and save "significant profit and loss costs, associated with foreign exchange risks and cost of finance." He also told Harris that KPMG could characterize the improper payment as a "success fee."

On March 10, 1999, Harris told Baker Hughes' General Counsel and Mattson, Baker Hughes' CFO, of the Indonesian tax official's demand for an improper payment. During this meeting, Harris told the General Counsel and Mattson that he had talked with the FCPA advisor, who had advised him to obtain a letter from KPMG assuring Baker Hughes that it would not make any improper payments to any Indonesian government official on behalf of PTEC. The General Counsel stated that the Indonesian tax official's demands raised FCPA concerns. In response, Mattson asked the General Counsel why PTEC could not pay KPMG and not worry about what KPMG did with the money. The General Counsel responded by stating that Baker Hughes cannot bury its head in the sand and ignore the problem. The General Counsel instructed Mattson and Harris to continue working with the FCPA advisor, to follow any directions given by the FCPA advisor, and under no circumstances to enter into any transaction that could potentially violate the FCPA.

5. BAKER HUGHES' CFO AND CONTROLLER AUTHORIZE THE IMPROPER PAYMENT

On the evening of March 10, 1999, during a conference call with Mattson and Harris, the Regional Tax Manager reported that KPMG was unwilling to issue the specific letter requested


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by the FCPA advisor. However, the Regional Tax Manager said that KPMG indicated
a willingness to issue its standard engagement letter in lieu of the letter specifically requested by the FCPA advisor. The Regional Tax Manager told Mattson and Harris that the standard engagement letter referenced KPMG's international code of conduct. In addition, the Regional Tax Manager told Mattson and Harris that PTEC's 48 hour grace period was fast running out and that the Indonesian tax official was threatening to issue the $3.2 million assessment. Disregarding the FCPA advisor's instructions, and acting contrary to the advice of the General Counsel, Mattson and Harris authorized the Regional Tax Manager to proceed with the "success fee" transaction without obtaining the specific letter that the FCPA advisor had instructed they obtain. After the conference call, the Regional Tax Manager called the KPMG Tax Manager to authorize him to proceed with the "success fee" transaction. The Regional Tax Manager also told the KPMG Tax Manager that the authorization came from the highest level in Houston, specifically the CFO.

On March 11, 1999, KPMG created and sent a false invoice to PTEC for $143,000. Although the invoice purported to be for professional services rendered, in reality, it comprised the $75,000 to be paid to the Indonesian tax official, and the remainder for KPMG's actual fees and applicable taxes. After receiving the invoice, PTEC paid KPMG $143,000 and improperly entered the transaction on its books and records as payment for professional services rendered. On March 23, 1999, PTEC received a tax assessment of approximately $270,000 from the Directorate General.

6. BAKER HUGHES ATTEMPTS TO UNWIND THE TRANSACTION AND TAKES CORRECTIVE ACTION

After Baker Hughes' General Counsel and FCPA advisor discovered that Mattson and Harris had authorized KPMG to make the improper payment to the Indonesian tax official to reduce PTEC's tax assessment, Baker Hughes embarked on a corrective course of conduct. In particular, the company: attempted to stop the payment to KPMG; instructed KPMG not to make the payment to the Indonesian tax official and to return the entire amount paid to KPMG; engaged outside counsel to report to the audit committee; voluntarily and promptly disclosed the misconduct to the Commission and the Department of Justice; disclosed the matter to its outside auditors and corrected its books and records; fired KPMG; asked for and obtained the resignation of those senior management officials responsible for the violative conduct; filed a formal objection to the $270,000 assessment with the Directorate General and took steps to determine the correct tax deficiency; paid $2.1 million to the Indonesian government, which it believed to be the correct tax assessment; and implemented enhanced FCPA policies and procedures. In addition, Baker Hughes cooperated with the Commission's investigation, including declining to assert its attorney-client privilege with respect to communications during the relevant time period concerning the Indonesian transaction.

As part of its ameliorative efforts, Baker Hughes demanded that KPMG issue a true and accurate invoice. KPMG returned Baker Hughes' $75,000 plus related taxes and charges, and issued PTEC a true and accurate invoice in the amount of $14,300 for professional services rendered.


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C. THE 1998 TRANSACTION IN INDIA

In August 1998, Baker Hughes acquired the Western Atlas Corporation ("Western Atlas"). At that time, Western Geophysical Corporation ("Western Geophysical") was a subsidiary of Western Atlas providing, among other things, seismic services throughout the world for offshore geophysical exploration. With the acquisition of Western Atlas, Western Geophysical became a subsidiary of Baker Hughes.

In September 1998, under the terms of a contract signed in September 1996, with the Indian Oil and Natural Gas Commission, Western Geophysical began preparations to perform various 3D seismic surveys in the Bay of Canby, India. In order for its foreign-flagged vessels to enter the Indian coastal waters and perform the seismic surveys, Western Geophysical was required to obtain shipping permits from the Director General of Shipping in Bombay, India. Before the Director General of Shipping could issue the permits, Western Geophysical had to obtain a "no objection certificate" from the Indian Coastal Commission ("ICC"), an organization of private Indian-flagged vessels, stating that there were no suitable Indian-flagged vessels available to carry out the seismic operations.

On October 14, 1998, while Western Geophysical's foreign-flagged vessels were en route to India, an agent for Western Geophysical was working on securing the permits from the Director General of Shipping. The agent contacted the General Manager for Western Geophysical's Far East, Australia and China Operations ("General Manager") who, at the time, was traveling in Hong Kong. The Western Geophysical agent told the General Manager that the company needed to obtain permits before its foreign-flagged vessels could enter Indian coastal waters. The Western Geophysical agent advised the General Manager that if the General Manager provided $15,000, he might be able to get the permits issued. The General Manager authorized the agent to "take care of it." Shortly after the General Manager's authorization, the Western Geophysical agent obtained the necessary shipping permits, without obtaining the "no objection certificate."

Thereafter, the Western Geophysical agent requested a reimbursement of the $15,000 payment. A Western Geophysical employee in the accounting department sent an e-mail to the General Manager in the United States seeking authorization to pay the agent. Without making an adequate inquiry to ensure that all or part of the $15,000 would not be paid to a foreign government official in violation of the FCPA, the General Manager authorized the payment of $15,000 to the Western Geophysical agent. Subsequently, Western Geophysical's accounting staff improperly recorded the $15,000 payment: (a) without determining to whom the money ultimately would be paid or the specific purpose of the payment; and (b) by inaccurately describing the payment on its books and records as payment for a "Shipping Permit."

D. THE 1995 TRANSACTION IN BRAZIL

In 1995, Baker Hughes planned and implemented a two part restructuring of its operations in Brazil. The first part of the restructuring involved merging several of Baker Hughes' Brazilian subsidiaries into Centrilift, another Baker Hughes subsidiary. Upon completion of the merger, Baker Hughes reincorporated and renamed Centrilift "Baker Hughes do Brasil Ltda." ("BHB"). The second part of the restructuring involved transferring the assets and liabilities of Baker


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Hughes Equipamentos Ltda. ("BHEL"), another Baker Hughes subsidiary, to BHB and leaving BHEL dormant. BHEL's Finance Director ("Finance Director") and Baker Hughes' International Tax Manager ("International Tax Manager"), who was also the team leader for the reorganization, believed that the restructuring, as planned, had to be completed by Baker Hughes' September 30, 1995 fiscal year end, in order for Baker Hughes to take a $40 million U.S. tax deduction in that year. Before the restructuring became effective, Brazilian law required that BHB file various documents with, and receive the approval of, the Commercial Registry in Rio de Janeiro ("Commercial Registry").

In August 1995, a Brazilian agent representing BHEL informed the Finance Director that he needed $10,000 in order to obtain the approval from the Commercial Registry that was necessary to complete the restructuring within a week. The Finance Director sought approval for this payment from the International Tax Manager. The International Tax Manager informed his supervisor of the agent's request for $10,000 to obtain the approval from the Commercial Registry. Without making an adequate inquiry to ensure that all or part of the $10,000 would not be paid to a foreign government official in violation of the FCPA, Baker Hughes authorized the Finance Director to pay the $10,000. Based on this authorization, the Finance Director paid the agent $10,000 on August 30, 1995. Subsequently, Baker Hughes improperly recorded the $10,000 payment: (a) without determining to whom the money ultimately would be paid or the specific purpose of the payment; and (b) by inaccurately describing the payment as an "advance payment for expenses related to the commercial registry board of Rio de Janeiro."

                                       V.

                                LEGAL DISCUSSION

A. APPLICABLE LAW

The FCPA, first enacted in 1977, amended the Exchange Act to make it unlawful for U.S. issuers, or anyone acting at their behest, to make improper payments to any foreign official in order to obtain or retain business. Section 30A of the Exchange Act. In addition, the FCPA established accounting control requirements for issuers subject to either the registration or reporting provisions of the Exchange Act. Section 13 of the Exchange Act.

Section 13(b)(2)(A) of the Exchange Act requires every issuer with a class of securities registered pursuant to Section 12 of the Exchange Act to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer.
Section 13(b)(2)(B) of the Exchange Act requires every issuer to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets.


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B. VIOLATIONS BY BAKER HUGHES

Baker Hughes, through its CFO and Controller, authorized PTEC to pay KPMG $143,000 at a time when PTEC had a tax assessment matter pending before the Indonesian tax authorities. Baker Hughes' CFO and Controller knew or were aware of a high probability that KPMG intended to use $75,000 of the $143,000 to pay the Indonesian government tax official who was conducting PTEC's tax audit. Further, Baker Hughes' CFO and Controller knew that the $75,000 payment to the Indonesian tax official was to be made to obtain a reduction in its tax assessment from $3.2 million to approximately $270,000. Subsequent to the payment to KPMG, PTEC recorded the $143,000 payment to KPMG on its books and records as payment for professional services rendered knowing that the entry did not accurately and fairly reflect the disposition of its assets. Such conduct violated the books and records and internal controls provisions of the Exchange Act, Sections 13(b)(2)(A) and (B).

Baker Hughes, through Western Geophysical's General Manager for Western Geophysical's Far East, Australia and China Operations, authorized Western Geophysical to pay one of its agents $15,000 to obtain shipping permits from the Director General of Shipping. The General Manager authorized the $15,000 payment without determining to whom the money ultimately would be paid or the specific purpose of the payment. In addition, Baker Hughes recorded the $15,000 payment on its books and records in a manner that did not, in reasonable detail, accurately and fairly reflect the disposition of its assets. Accordingly, Baker Hughes' conduct violated the books and records and internal controls provisions of the Exchange Act, Sections 13(b)(2)(A) and (B).

Baker Hughes, through its Director of Taxes and International Tax Manager, authorized BHEL to pay one of its agents $10,000 to obtain from the Commercial Registry the approval necessary to complete its restructuring. Baker Hughes authorized the $10,000 payment without determining to whom the money ultimately would be paid or the specific purpose of the payment. In addition, Baker Hughes recorded the $10,000 payment on its books and records in a manner that did not, in reasonable detail, accurately and fairly reflect the disposition of its assets. Accordingly, Baker Hughes' conduct violated the books and records and internal controls provisions of the Exchange Act, Sections 13(b)(2)(A) and (B).

                                       VI.

                                    FINDINGS

Based on the foregoing, the Commission finds that Respondent violated Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act. In determining to accept the offer, the Commission considered remedial acts promptly undertaken by Respondent and cooperation afforded to the Commission staff.


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                                      VII.

                                      ORDER

Accordingly, IT IS HEREBY ORDERED, pursuant to Section 21C of the Exchange Act, that Respondent cease and desist from committing or causing any violation and any future violation of:

(i) Section 13(b)(2)(A) of the Exchange Act by making and keeping books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the issuer, including, but not limited to, accurately and fairly reflecting any payment or gift, or the authorization of the payment of any money or the giving of anything of value to:
(1) any foreign official; (2) any foreign political party or official thereof or any candidate for foreign political office; or (3) any person, while knowing that all or a portion of such money or thing of value will be given, directly or indirectly, to any foreign official, to any foreign political party or official thereof, or to any candidate for foreign political office; whether such payment or gift is prohibited by Section 30A(a) of the Exchange Act, excepted by Section 30A(b) of the Exchange Act, or is subject to the affirmative defense under
Section 30A(c) of the Exchange Act.

(ii) Section 13(b)(2)(B) of the Exchange Act by devising and maintaining a system of internal accounting controls sufficient to provide reasonable assurances that: (1) transactions are executed in accordance with management's general or specific authorization; (2) transactions are recorded as necessary
(I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets. With respect to the requirements of 2(II), any payment or gift, or the authorization of the payment of any money or the giving of anything of value to: (1) any foreign official;
(2) any foreign political party or official thereof or any candidate for foreign political office; or (3) any person, while knowing that all or a portion of such money or thing of value will be given, directly or indirectly, to any foreign official, to any foreign political party or official thereof, or to any candidate for foreign political office shall be recorded in sufficient detail to permit a determination of whether such payment or gift is prohibited by Section 30A(a) of the Exchange Act, excepted by Section 30A(b) of the Exchange Act, or is subject to the affirmative defense under Section 30A(c) of the Exchange Act;
(3) access to assets is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
By the Commission.


                                                   -----------------------------
                                                                Jonathan G. Katz
                                                                       Secretary



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